EXHIBIT 12

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

STATEMENT OF RATIOS

(in thousands, except ratios)

	Years ended December 31,
	2011	2010	2009	2008	2007
GAAP Ratios (1)

Net loss ratio
Loss and loss adjustment expense, net	$1,399,247	$1,213,029	$1,215,759	$1,211,873	$1,183,947
Net earned premium	2,127,170	2,041,924	2,037,235	2,007,774	1,985,086
Net loss ratio	65.8%	59.4%	59.7%	60.4%	59.6%
(Net loss ratio = incurred loss and loss adjustment expense divided by net earned premium)

Expense ratio
Segment underwriting expense (2)	$541,163	$525,702	$505,991	$496,327	$480,386
Segment revenue (3)	2,163,077	2,084,848	2,086,126	2,008,767	2,013,532
Expense ratio	25.0%	25.2%	24.3%	24.7%	23.9%
(Expense ratio = segment underwriting expense divided by segment revenue)

Combined ratio	90.8%	84.6%	84.0%	85.1%	83.5%
(Combined ratio = net loss ratio plus expense ratio)

Accident year loss ratio
Loss and loss adjustment expense, net	$1,399,247	$1,213,029	$1,215,759	$1,211,873	$1,183,947
Add: Favorable (adverse) development	(10,147)	22,663	53,524	82,371	26,397

Accident year net loss and loss adjustment expense	$1,389,100	$1,235,692	$1,269,283	$1,294,244	$1,210,344

Net earned premium	$2,127,170	$2,041,924	$2,037,235	$2,007,774	$1,985,086
Add: Prior year reinstatement premium	-	3,177	-	-	-

Accident year net earned premium	$2,127,170	$2,045,101	$2,037,235	$2,007,774	$1,985,086

Accident year net loss ratio	65.3%	60.4%	62.3%	64.5%	61.0%
(Accident year net loss ratio = accident year net loss and loss adjustment expense divided by accident year net earned premium)

(1)	Calculated for our insurance companies using financial data reported in accordance with generally accepted accounting principles.
(2)	Sum of Other Expense for each of our insurance segments.
(3)	Sum of Segment Revenue for each of our insurance segments.

HCC INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

STATEMENT OF RATIOS

(in thousands, except ratios)

	000000000000	000000000000	000000000000	000000000000	000000000000
	Years ended December 31,
	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges
Interest factor of rent expense (4)	$5,390	$5,294	$5,277	$4,581	$4,067
Interest expense	23,070	21,348	16,164	20,362	16,270
Capitalized interest	382	-	51	104	-

Total fixed charges	$28,842	$26,642	$21,492	$25,047	$20,337

Earnings before income tax expense	$355,006	$489,827	$518,551	$432,238	$579,904
Interest factor of rent expense (4)	5,390	5,294	5,277	4,581	4,067
Interest expense	23,070	21,348	16,164	20,362	16,270

Earnings per calculation	$383,466	$516,469	$539,992	$457,181	$600,241

Ratio of earnings to fixed charges (5)	13.30	19.39	25.13	18.25	29.51

(4)	Estimated to be 33% of total net expense.
(5)	Earnings per calculation divided by total fixed charges.